Exhibit 4.1

AMENDMENT NO. 3 TO

THE SECOND AMENDED AND RESTATED

DECLARATION OF TRUST

AND TRUST AGREEMENT

This AMENDMENT NO. 3 (THE “AMENDMENT”) TO THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE ETHEREUM CLASSIC TRUST (ETC) is made and entered into as of the 1st day of April, 2022, by and among GRAYSCALE INVESTMENTS, LLC, a Delaware limited liability company, DELAWARE TRUST COMPANY, a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Second Amended and Restated Declaration of Trust and Trust Agreement dated as of February 28, 2018, as amended by Amendment No. 1 to the Second Amended and Restated Declaration of Trust and Trust Agreement dated as of January 11, 2019, and Amendment No. 2 to the Second Amended and Restated Declaration of Trust and Trust Agreement dated as of September 21, 2021 (as may be further amended from time to time, the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor and the Trustee may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions;

WHEREAS, the Sponsor and the Trustee wish to amend the Trust Agreement pursuant to Section 10.1 thereof, to reduce the Sponsor’s Fee from 3.0% to 2.5%, with such amendment to be effective immediately as of the date hereof.

NOW, THEREFORE, pursuant to Section 10.1 of the Trust Agreement, the Trustee and the Sponsor hereby amend the Trust Agreement as set forth below.

ARTICLE I

AMENDMENTS

SECTION 1.1 Amendments. The Trust Agreement is hereby amended as follows:

(a) Section 6.8(a)(i) of the Trust Agreement as follows (with ~~strike through~~ representing deletions and double underlining representing additions):

SECTION 6.8 Expenses and Limitations Thereon.

(a) Sponsor’s Fee.

(i) The Trust shall pay to the Sponsor a fee (the “Sponsor’s Fee”), payable in ETC (except as provided in Section 6.8(a)(iv)), which shall accrue daily in U.S. Dollars at an annual rate of ~~3.0%~~2.5% of the ETC Holdings Fee Basis Amount of the Trust as of 4:00 p.m., New York time, on each day; provided that for a day that is not a Business Day, the calculation shall be based on the ETC Holdings Fee Basis Amount from the most recent Business Day. The amount of ETC payable in respect of each daily U.S. Dollar accrual shall be determined by reference to the same ETC Index Price used to determine such accrual. The Sponsor’s Fee is payable to the Sponsor monthly in arrears.

(b) Section 13.12 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

This Trust Agreement and Amendment No. 1, No. 2 and No. 3 thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Governing Law. The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations. (a) The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction. In this Amendment, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms. For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 3 to the Second Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

DELAWARE TRUST COMPANY,
as Trustee

By:	/s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President

GRAYSCALE INVESTMENTS, LLC,
as Sponsor

By:	/s/ Michael Sonnenshein
Name: Michael Sonnenshein
Title: Chief Executive Officer